                          PLAN AND AGREEMENT OF MERGER


    This PLAN AND AGREEMENT OF MERGER ("Agreement") is made as of the 21st day of December, 1995, by and among ECHOSTAR COMMUNICATIONS CORPORATION, a Nevada corporation formed in April 1995 ("EchoStar"), DIRECT BROADCASTING SATELLITE CORPORATION, a Colorado corporation ("DBSC"), and DIRECT BROADCASTING SATELLITE CORPORATION, A Delaware corporation ("DBSD").

                                    RECITALS

    WHEREAS, DBSD and EchoStar Communications Corporation, a Nevada Corporation formed in December 1993 ("Old EchoStar"), have entered into a Stock Purchase Agreement, dated November 15, 1994 (the "Purchase Agreement"), pursuant to which EchoStar purchased certain shares of DBSD's Common Stock, $0.01 par value (the "DBSD Shares"), for the consideration set forth in the Purchase Agreement, and was granted certain other rights as more particularly set forth therein;

    WHEREAS, the Purchase Agreement contemplates the potential execution by Old EchoStar, DBSD and DBSC or a plan and agreement of merger at the option of the parties as provided in the Purchase Agreement;

    WHEREAS, Old EchoStar has assigned its right to enter into this Agreement to EchoStar;

    WHEREAS,  the parties hereto  intend the Merger to  constitute and do hereby
adopt  this  Agreement  as  a   plan  of  reorganization  pursuant  to   Section
368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

    WHEREAS, the Boards of Directors of DBSD, EchoStar and DBSC, deeming it advisable for the mutual benefit of EchoStar, DBSC, DBSD and their respective shareholders that DBSD merge with DBSC (the "Merger"), have approved this Plan and Agreement of Merger under the terms and conditions hereinafter set forth.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree that DBSD and DBSC shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:

                                   ARTICLE I

                                  DEFINITIONS

    1.1 DEFINITIONS. For purposes of this Agreement, and except as otherwise expressly provided, or unless the context otherwise requires, the following terms shall have the meanings set forth below:

    "Additional Equity Rights" shall mean any valid equity rights not disclosed to EchoStar on the date of the Purchase Agreement pursuant to Schedule 5.2 of the Purchase Agreement.

    "Adverse Notice" shall have the meaning set forth in Subsection 8.3.2 herein.

    "Affiliate" means as to any particular Person, any other Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such particular Person.

    "Agreement" means this Agreement.

    "Appraisal Laws"  shall  have the  meaning  set forth  in  Subsection  2.5.1 herein.

    "Cash Value" shall have the meaning set forth in Subsection 2.3.2 herein.

    "Challenge" shall have the meaning set forth in Section 4.16.6 herein.

    "DBSD Due Diligence" shall have the meaning set forth in Section 4.20 herein.

    "DBSD Financial  Statements" shall  have the  meaning set  forth in  Section
4.15.1 herein.

    "DBSD Liabilities" has the meaning set forth in Subsection 6.3.2 hereof.

    "DBSD Option" means the option granted by DBSD to EchoStar to acquire an additional 333,333, or 11.3% of the, DBSD Shares.

    "DBSD's Business" shall have the meaning set forth in Section 4.8 herein.

    "DBS Rights" means the construction permits and related rights with respect to eleven (11) frequencies at an eastern, and eleven (11) frequencies at a western, orbital location, together with any further permits or rights requested or granted to DBSD.

    "DBSD Shares" has the meaning set forth in the RECITALS above.

    "DBSD Stock Certificates"  shall have  the meaning set  forth in  Subsection
2.3.4 herein.

    "Defaulting Party" shall have the meaning set forth in Section 12.3 herein.

    "Deemed Acceleration" shall have the meaning set forth in Section 5.7 herein.

    "DGCL" shall have the meaning set forth in Section 2.1 herein.

    "Direct Broadcasting Satellite Corporation" shall have the meaning set forth in Subsection 2.1.1 herein.

    "Dissenting Shares" shall have the meaning set forth in Subsection 2.5.1 herein.

    "Due Diligence" shall have the meaning set forth in Section 4.20 herein.

    "EchoStar" shall mean, unless otherwise stated herein or the context otherwise requires, EchoStar and Old EchoStar.

    "EchoStar Common Stock" means the Class A Common Stock of EchoStar Communications Corporation, a Nevada corporation formed in April 1995, $0.01 par value.

    "EchoStar Financials" shall have the meaning set forth in Subsection 5.6.1 herein.

    "Effective Time of the Merger" has the meaning specified in Subsection 2.2.6 hereof.

    "Entitle Acceleration"  shall have  the  meaning set  forth in  Section  5.7 herein.

    "Existing Equity Rights" shall have the meaning set forth in Section 6.4.2 herein.

    "FCC" means the Federal Communications Commission and its staff, and includes any governmental body or agency succeeding to the functions thereof.

    "FCC Approval" shall have the meaning set forth in Subsection 8.4.1 herein.

    "GAAP" shall have the meaning set forth in Section 4.15.1 herein.

    "Governing Documents" shall have the meaning set forth in Section 4.12 herein.

    "Indenture" shall have the meaning set forth in Section 7.3 herein.

    "Merger Closing" or  "Merger Closing  Date" have the  meanings specified  in
Article X herein.

    "Merger Price" shall have the meaning set forth in Subsection 2.3.2 herein.

    "Negotiations" shall have the meaning set forth in Section 12.6 herein.

    "Nondefaulting Party" shall have the meaning set forth in Section 12.3 herein.

    "Outstanding Common Shares" shall have the meaning set forth in Section 4.2 herein.

    "Permitted Liabilities" shall mean the reasonable and prudent expenses incurred by DBSD in connection with the transactions contemplated by the Purchase Agreement and in the ordinary course of DBSD's pursuit of a successful DBS business, and as required pursuant to the Satellite Contract, or otherwise necessary to maintain the DBS Rights.

    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a trust, an organization, a governmental entity or any department, agency or political subdivision thereof, or any other legal entity.

    "Purchase Agreement" shall have the meaning set forth in Section 8.1 herein.

    "Purchase Closing" shall mean the closing of the purchase by EchoStar of DBSD Shares pursuant to the Purchase Agreement.

    "Registration Statement" shall have the meaning set forth in 6.12 herein.

    "Satellite Contract" shall have the meaning set forth in Subsection 6.4.9 herein.

    "SEC" means the Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.

    "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

    "Senior Notes" shall have the meaning set forth in Section 7.3 herein.

    "Share Value" shall have the meaning set forth in Subsection 2.3.2 herein.

    "Subsidiaries" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership of other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses and shall be or control the managing director or general partner of such partnership, association or other business entity.

    "Tax Liabilities" shall have the meaning set forth in Section 4.17 herein.

    "Transfer" shall have the meaning set forth in Subsection 6.4.3 herein.

          1.1.1 In addition, other capitalized words and phrases used in this Agreement shall have the meanings ascribed herein.

                                   ARTICLE II

                                     MERGER

    2.1 ACTIONS TO BE TAKEN. Upon performance of all the covenants and obligations of the parties contained herein required to be accomplished by the Merger Closing and upon fulfillment (or waiver) of all the conditions to the obligations of the parties contained herein required to be accomplished by the Merger Closing, at the Effective Time of the Merger and pursuant to the Delaware General Corporation Law (the "DGCL") and the Colorado Business Corporation Act (the "CBA"), the following shall occur:

          2.1.1 DBSD shall be merged with and into DBSC, which shall be the Surviving Corporation (the "Surviving Corporation"). The separate existence and corporate organization of DBSD shall cease at the Effective Time of the Merger, and thereupon, DBSD and DBSC shall be a single corporation, the name of which shall be "Direct Broadcasting Satellite Corporation." DBSC, as the Surviving Corporation, shall succeed, insofar as permitted by law to all of the rights, assets, liabilities and obligations of DBSD in accordance with the CBA.

          2.2.2 The Certificate of Incorporation of DBSC shall be and remain the Certificate of Incorporation of the Surviving Corporation until amended as provided by law.

          2.2.3 The By-Laws of DBSC shall become the By-Laws of the Surviving Corporation until amended as provided by law.

          2.2.4 Until changed in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, the directors of DBSC immediately prior to the Effective Time of the Merger shall become the directors of the Surviving Corporation.

          2.2.5 Until changed in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, the officers of DBSC immediately prior to the Effective Time of the Merger shall become the officers of the Surviving Corporation.

          2.2.6 As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Article XI hereof (the "Merger Closing"), a Certificate of Merger and Articles of Merger, consistent with this Agreement, in the form prescribed by, and properly executed in accordance with, the DGCL and the CBA, respectively, in form and substance satisfactory to counsel for the parties hereto and providing for immediate effectiveness of the Merger, shall be filed with the Secretaries of State of the States of Delaware and Colorado, respectively. The Merger shall become effective when the Certificate of Merger and the Articles of Merger are deemed filed with both such Secretaries of State pursuant to the DGCL and the CBA, as the case may be. The date and time when the Merger shall become effective is referred to in this Agreement as the "Effective Time of the Merger."

    2.3 CANCELLATION OR CONVERSION OF DBSD SHARES. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder:

          2.3.1 Any DBSD Shares held in the treasury of DBSD, and any DBSD Shares issued and outstanding immediately prior to the Effective Time of the Merger which are owned by EchoStar or DBSC, shall be cancelled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such DBSD Shares under this Agreement.

          2.3.2 Except with regard to DBSD Shares cancelled pursuant to Subsection 2.3.1 hereof, and subject to Subsection 2.3.3 below, at the Effective Time of the Merger, all DBSD Shares held by shareholders of DBSD other than EchoStar shall, by virtue of the Merger and without any action on the part of DBSD, be converted into and exchanged for: (i) .67417 EchoStar Shares (the "Share Value"); or (ii) $7.99 in cash (the "Cash Value") (the Share Value and the Cash Value being hereafter jointly referred to as the "Merger Price"). At the time of the vote by DBSD shareholders on the Merger, each DBSD shareholder in its sole discretion shall determine the portion of their DBSD Shares to be exchanged for EchoStar Shares, and the portion of their DBSD Shares to be exchanged for cash, provided that in the event the number of DBSD Shares to be exchanged for cash, together with the number of DBSD Shares with respect to which appraisal rights under Delaware law have been reserved, would exceed 50% of the DBSD Shares held by shareholders other than EchoStar, the portion of the DBSD Shares to be exchanged for cash, of each shareholder who elects to take a combination of EchoStar Shares and cash, shall be reduced by the same percentage for each such

DBSD shareholder (i.e., for example, the number of DBSD Shares each such shareholder may exchange for cash would each be reduced by 5%) and exchanged for EchoStar Shares instead if numerically possible, so that the total number of DBSD Shares exchanged for cash does not exceed 50%. Any DBSD Shareholder who fails to make an election shall receive EchoStar Shares, not cash, for their DBSD Shares. The number of EchoStar Shares set forth in clause (i) above shall be adjusted, if at all, according to the provisions set forth in Section 2.4 below, and shall be appropriately adjusted to reflect any stock split, stock dividend, combination or other similar transaction, involving EchoStar.

          2.3.3 In lieu of the issuance or recognition of fractional EchoStar Shares, cash equal to the value of such fractional shares shall be paid to each holder of DBSD Shares electing to receive EchoStar Shares pursuant to Subsection
2.3.2 hereof.

          2.3.4 After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing DBSD Shares converted into EchoStar Shares or cash pursuant to Subsection 2.3.2 hereof (the "DBSD Stock Certificates"), upon surrender thereof to EchoStar or such other entity as shall, prior to the Merger Closing, be designated by DBSD (and as shall be reasonably acceptable to EchoStar) as exchange agent (the "Exchange Agent"), shall be entitled to receive either: (i) the Cash Value; or (ii) a Stock Certificate representing the number of EchoStar Shares into which the DBSD Shares theretofore represented by such surrendered DBSD Stock Certificates shall have been converted pursuant to Subsection 2.3.2 hereof. Until so surrendered, each DBSD Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of EchoStar Shares, to represent the number of EchoStar Shares into which the DBSD Shares theretofore represented thereby shall have been converted, or the Cash Value, as the case may be. Until so surrendered, EchoStar may, at its option, refuse to pay: (y) any dividend or other distribution with respect to EchoStar Shares; or (z) any interest with respect to the Cash Value, payable to such shareholders of DBSD; provided, however, that upon surrender and exchange of such DBSD Stock Certificates there shall be paid to DBSD's shareholders the amount, without interest, of dividends and other distributions with respect to EchoStar Shares, if any, which have become payable with respect to the EchoStar Shares and which have not previously been paid.

    Whether or not a DBSD Stock Certificate is surrendered, from and after the Effective Time of the Merger, such DBSD Stock Certificates shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in DBSC, the Surviving Corporation or any other Person, firm or corporation other than EchoStar or its successors.

    In the event any DBSD Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of EchoStar may impose, EchoStar shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Price deliverable in respect thereof as determined in accordance with Section
2.3.2. When authorizing such issue of the Merger Price in exchange therefor, the Board of Directors of EchoStar may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give EchoStar a bond or other surety in such sum as EchoStar may reasonably direct as indemnity against any claim that may be made against EchoStar with respect to the Certificates alleged to have been lost, stolen or destroyed.

    2.4 ADJUSTMENT TO THE SHARE VALUE OR CASH VALUE. The Share Value or Cash Value, as the case may be, shall be appropriately adjusted in the event that:
(i)  on  the  Merger  Closing   Date  DBSD  Liabilities  exceed  the   Permitted
Liabilities, but EchoStar desires to proceed with the Merger Closing notwithstanding; (ii) any liabilities are asserted against DBSD which are alleged to have arisen on or before March 31, 1994, but which are not shown in the DBSD Financial Statements; or (iii) any Additional Equity Rights are asserted. In the event an adjustment is necessary as a result of Subsection 2.4(i) or (ii) above, the Share Value or the Cash Value, as applicable, shall be reduced by the percentage obtained from the quotient of "x"/$7,785,184, where "x" is equal to the amount by which

DBSD Liabilities exceed Permitted Liabilities, plus the amount (not to exceed $5,000,000) of any liabilities contemplated by Subsection 4.2(ii) above. In the event that liabilities contemplated by Subsection 4.2(ii) above exceed $7,000,000, EchoStar may at its option either consummate the Merger and assume those liabilities, or terminate this Agreement. In the event EchoStar elects to terminate this Agreement as a result, then the DBSD Option shall terminate on the close of business on the 90th day following the date of such termination. In the event an adjustment is necessary as the result of Subsection 2.4(iii) above, the Share Value or the Cash Value, as applicable, shall be reduced by the percentage obtained from the quotient of "x"/"y" where "x" is the total number of DBSD Shares which would be issued pursuant to all Additional Equity Rights in the aggregate, if all such Additional Equity Rights were determined to be valid, and "y" is the total number of DBSD Shares outstanding excluding DBSD Shares held by EchoStar or its Affiliates. DBSD shall have the right to contest any Additional Equity Rights and may incur reasonable expenses in that regard. In the event any such Additional Equity Rights are being contested by DBSD on the Merger Closing, EchoStar shall withhold the portion of the Merger Price which would be allocable to holders of the Additional Equity Rights being contested. To the extent the contested Additional Equity Rights are ultimately determined to be invalid, EchoStar shall promptly release the portion of the Merger Price withheld to the former DBSD shareholders entitled to receipt thereof. Following Merger Closing, DBSD shall be required to continue to contest those Additional Equity Rights only to the extent the costs and expenses of doing so are reasonable.

    2.5  DISSENTERS' RIGHTS.

          2.5.1 The DBSD Shares held by those shareholders of DBSD who have timely and properly exercised their dissenters' rights in accordance with the provisions of the DGCL applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Shares." Each Dissenting Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive EchoStar Shares or the Cash Value, as the case may be, in connection with the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to cash pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Surviving Corporation from funds provided by EchoStar. EchoStar shall also be obligated to pay the costs and expenses of both DBSD and EchoStar in connection with the exercise of any appraisal rights, but not the costs of any dissenting DBSD shareholder, unless required to do so by the Appraisal Laws. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenters' rights under the Appraisal Laws, such Dissenting Shares shall be converted into the right to receive cash in accordance with the Cash Value as set forth in Subsection 2.3.2 hereof.

          2.5.2 Immediately following the expiration of the time for Dissenting Shares to be paid pursuant to the Appraisal Laws, EchoStar shall make available, by delivery to the Exchange Agent, Stock Certificates for such number of EchoStar Shares as shall be required for exchange in accordance with this Agreement and the Cash Value.

    2.6 FURTHER ASSURANCES. From time to time, on and after the Effective Time of the Merger, as and when requested by EchoStar or its successors or assigns, the proper officers and directors of DBSD immediately before the Effective Date of the Merger, all of whom shall submit their resignations to be effective at the Effective Time of the Merger, shall, at EchoStar's expense and for and on behalf and in the name of DBSD or otherwise, take or cause to be taken such further or other actions as EchoStar or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of DBSD and otherwise to carry out fully the provisions and purposes of this Agreement.

    2.7 INTENTION. The parties agree and acknowledge that prior to receipt, if ever requested, of FCC Approval for a transfer of control of DBSD to EchoStar:
(i) it is not the intent of the parties to affect a transfer of control of DBSD to EchoStar, nor shall EchoStar assert control over DBSD; and (ii) DBSD, acting through its Board of Directors, shall retain sole and exclusive responsibility for and authority over, by example and not by limitation, its corporate policy and actions, day to day operations, finances, personnel policy and actions, FCC authorizations and the privileges and obligations it has as a DBS conditional permittee.

    2.8  RESTRICTIONS ON TRANSFER.

          2.8.1 Each DBSD shareholder electing to receive EchoStar Shares in connection with the Merger shall not offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, transfer or hypothecate any of its EchoStar Shares, or in any other manner transfer all or a portion of the economic consequences associated with ownership of the EchoStar Shares until ninety (90) days following the Effective Time of the Merger (the "Lock Up" and the "Lock Up Period"). Each certificate for EchoStar Shares issued in the Merger shall contain a legend restricting the transfer of the EchoStar Shares except in compliance with this Section 2.8.1.

          2.8.2 If just prior to the Effective Time of the Merger, EchoStar is unable to make the representations referenced in Section 5.8 below, and as a result of this and no other significant factors, tax counsel in connection with the Merger is unable to provide assurance that the Merger will qualify for tax-free status, then the Lock Up will terminate on that date with respect to 50% of the EchoStar Shares held by each shareholder, but shall continue with respect to the remainder of the EchoStar Shares for the remainder of the Lock Up Period. As used in this Section 2.8.2, tax counsel shall mean the law firm of Sullivan & Worcester, except that if EchoStar disagrees with the opinion of Sullivan & Worcester, EchoStar shall be free to engage counsel reasonably acceptable to DBSD, at EchoStar's expense, and if that counsel renders an opinion that would not trigger partial or full release of the Lock Up, then the Lock Up shall not terminate.

                                  ARTICLE III

                  THIS ARTICLE HAS BEEN INTENTIONALLY DELETED.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF DBSD

    DBSD hereby represents and warrants to EchoStar and DBSC as follows, which representations and warranties shall be deemed to have been made on the date hereof and at the Effective Time of the Merger:

    4.1 ORGANIZATION. DBSD is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all the requisite corporate power and authority to own its property and conduct the business in which it is engaged. Attached as Schedule 4.1 are true and complete copies of DBSD's Certificate of Incorporation and By-Laws as amended to the date hereof.

    4.2 CAPITALIZATION. DBSD is authorized to issue three million (3,000,000) DBSD Shares and no other capital stock of any kind or class. As of the date hereof, there are 1,618,138 DBSD Shares issued and outstanding (the "Outstanding Common Shares"). DBSD does not have any other shares of capital stock issued and outstanding other than the Outstanding Common Shares. All of the Outstanding Common Shares are validly issued, fully paid and non-assessable. To the best of DBSD's knowledge, following diligent investigation, other than the DBSD Option, DBSD does not have outstanding any options or warrants to purchase, or contracts to issue, or contracts or any other rights entitling anyone to acquire, DBSD Shares, or securities convertible into such DBSD Shares, other than as set forth in Schedule 4.2 attached hereto. There are no Existing Equity Issuances pending as of the date of this Agreement.

    4.3   SUBSIDIARIES.   DBSD has  no Subsidiaries  or equity  interest in  any
corporation, partnership or other entity.

    4.4 QUALIFICATION. DBSD is not qualified as a foreign corporation in any jurisdiction other than as set forth in Schedule 4.4 attached hereto. The nature of the business of DBSD does not make qualification of it as a foreign corporation necessary under the laws of any jurisdiction other than as set forth in Schedule 4.4 which are the only jurisdictions in which the nature of its business requires qualification.

    4.5  OWNED REAL ESTATE.  DBSD does not have title to any real estate.

    4.6 LEASED REAL ESTATE. DBSD does not lease any real estate other than as set forth in Schedule 4.6.

    4.7 LEASED TANGIBLE PERSONAL PROPERTY. DBSD does not lease any personal property other than as set forth in Schedule 4.7.

    4.8 ALL CONTRACTS. Schedule 4.8 attached hereto lists all contracts or other obligations to which DBSD is a party or by which it is bound, which constitute all of the contracts and other obligations to which DBSD is a party or by which it is bound except to the extent any such contract or obligation is clearly not material to DBSD's business operations, governance, or prospects (collectively "DBSD's Business"). DBSD is not in default under any of such contracts, obligations or commitments, is not aware of any facts which, with notice and/or the passage of time, would constitute such a default and is not aware of any default by any party thereto except: (i) for such defaults as do not and will not have in the aggregate any material adverse effect on DBSD's Business, or the ability of DBSD to perform any of its obligations under this Agreement or limit in any way the benefits EchoStar expects to obtain pursuant to this Agreement, or (ii) as limited in Schedule 4.8. No consent is required under the contracts, obligations and commitments referred to in this Section 4.8 in connection with the Merger, other than as set forth in Schedule 4.8. To the extent Schedule 4.8 overlaps with matters required by other Schedules to this Agreement, DBSD shall list the matter on each applicable Schedule.

    4.9 TRANSACTIONS WITH DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES. Since August 3, 1987 except as set forth in Schedule 4.9 attached hereto, there have been no transactions between DBSD and any director, officer, employee of affiliate (as defined in Rule 405 under the Securities Act) of DBSD. Since August 3, 1987 none of the officers, directors, employees or affiliates of DBSD, or any member of the immediate family of any such persons, has been a director or officer of, or has had a material interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of DBSD or has completed to any extent with DBSD, except as otherwise set forth in Schedule 4.9.

    4.10 LITIGATION. Other than as set forth in Schedule 4.10, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the best of DBSD's knowledge, threatened against DBSD, nor is DBSD subject to any existing judgment, nor has DBSD received any inquiry from an agency of the Federal or of any state or local government regarding the transactions contemplated hereby, or regarding any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

    4.11   LICENSES AND PERMITS.  Other than: (i) as set forth in Schedule 4.11;
(ii) the DBS Rights; and (iii) DBSD's foreign qualification to do business in the District of Columbia, DBSD has no other licenses, permits, orders, approvals or authorizations of any nature, and to DBSD's knowledge, no such licenses, permits, orders, approvals, or authorizations of any nature are required for DBSD's current business, except to the extent any such failures are clearly not material to DBSD's Business.

    4.12 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEABILITY. The execution, delivery and performance of this Agreement are within the legal capacity and power of DBSD; have been duly authorized by all requisite corporate action on the part of DBSD; require the approval or consent of no other Persons, entities or agencies (except for: (i) FCC notifications, consents and approvals; and (ii) approval of the shareholders of DBSD); and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after giving of notice or lapse of time or both), the terms of the Certificate of Incorporation or By-Laws of DBSD or of any agreement, obligation or commitment binding upon DBSD (the "Governing Documents") except: (i) as set forth in
Schedule 4.12; or (ii) to the extent any such argument, obligation, commitment, or the acceleration or breach thereof, is clearly not material to DBSD's Business. This Agreement is a legal, valid and binding obligation of DBSD enforceable against DBSD in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and subject to equitable principles limiting the availability of equitable remedies, and except insofar as the enforcement thereof may be limited by the rules, regulations or orders of the FCC.

    4.13 COMPLIANCE WITH APPLICABLE LAWS. To the best of DBSD's knowledge, DBSD is in compliance in all material respects with all Federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law applicable to the conduct and business of DBSD (together, the "General Laws") except to the extent any such violation is clearly not material to DBSD's Business.

    4.14  EMPLOYMENT MATTERS.

          4.14.1 No employee of DBSD has a written or oral agreement (or an assurance pursuant to any employee manual) which would preclude DBSD from terminating such employee's employment at any time with no obligation to DBSD to make any payment except wages to the date of termination. DBSD has not engaged in any discriminatory hiring or employment practices nor have any employment discrimination complaints been filed against DBSD with any state or Federal agency. DBSD has not been threatened by any former employee with any suit alleging wrongful termination.

          4.14.2 To the best of DBSD's knowledge there is no arrangements or contracts with any present or former director, officer, employee or independent contractor of DBSD, or any other Person, that require any deferred compensation, retirement or welfare benefits to be paid or provided following termination of services, except as set forth on Schedule 4.14.2.

    4.15  FINANCIAL STATEMENTS.

          4.15.1 The financial statements of DBSD provided to EchoStar for the fiscal year ended March 31, 1995, a copy of which are attached hereto as Exhibit D (the "DBSD Financial Statements"), fairly represent the financial position of DBSD and the results of its operations at the dates and for the periods to which they apply. To the best of DBSD's knowledge, following diligent investigation, the DBSD Financial Statements reflect all Existing Equity Rights, as such term is defined in Subsection 6.4.2 below. Such DBSD Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the periods involved ("GAAP") except as specifically noted therein.

          4.15.2 The DBSD Financial Statements reflect substantially all of the liabilities and obligations (whether absolute, accrued, contingent or otherwise) of DBSD. Other than the $300,000 of liabilities referenced in Subsection 5.15.2 of the Purchase Agreement, since the date of the DBSD Financial Statements, DBSD has incurred no liabilities (whether absolute, accrued, contingent or otherwise) other than Permitted Liabilities.

    4.16   BUSINESS  CHANGES.   Except as  set forth  on Schedule  4.16 attached
hereto, since the date of the DBSD Financial Statements there has not been:

          4.16.1 any adverse changes in the working capital, financial condition, assets, liabilities, or in the business or prospects of DBSD (except to the extent such adverse change is clearly not material to DBSD's Business and except for: (i) the $300,000 of liabilities referenced in Subsection 5.15.2 of the Purchase Agreement; and (ii) Permitted Liabilities incurred subsequent to the Purchase Closing and disclosed in a permitted amendment to Schedule 5.16 to the Purchase Agreement;

          4.16.2 any damage, destruction or loss affecting the business of DBSD (except to the extent clearly not material to DBSD's Business);

          4.16.3 any amendment or termination of any contract, lease or license to which DBSD is a party or by which it is, or may be bound (except to the extent clearly not material to DBSD's Business);

          4.16.4 any dividend or distribution declared, set aside or paid in respect of the DBSD Shares;

          4.16.5 any sale or other disposition of assets of DBSD having a value in excess of $1,000; or

          4.16.6 any actual or threatened challenge to the DBS Rights (a "Challenge").

    4.17 TAXES. As of the date of this Agreement, all tax and information returns required to have been filed by DBSD have been filed with the appropriate authority; and all Federal, state and local taxes (including without limitation income, franchise, property, sales, use, value added, withholding, excise, capital or other tax liabilities), charges, assessments, penalties and interest of DBSD (collectively, the "Tax Liabilities") required to be paid on or before the date of this Agreement were paid or have been accrued on DBSD's books. Such returns were correct in all material respects as filed. As of the date of this Agreement, no assessments or additional Tax Liabilities have been proposed or threatened against DBSD or any of its assets, and DBSD has not executed any waiver of the statute of limitations on the assessments or collection of any Tax Liabilities. The representations above shall continue to be true and complete on the date of consummation of the Merger, except as to those Tax Liabilities which are currently being contested in good faith and with respect to which adequate provision for the payment thereof has been reserved and set aside by DBSD. The DBSD Financial Statements include adequate provision for Tax Liabilities incurred or accrued as of the date thereof. True and complete copies of DBSD's most recent federal, state and local tax returns have delivered previously by DBSD to EchoStar.

          4.17.1 Since August 3, 1987, no federal tax returns of DBSD have ever been audited or examined by the Internal Revenue Service. There are no pending investigations of DBSD or its tax returns by any Federal, state or local taxing authority and there are no Federal, state or local tax liens upon any of DBSD's assets.

          4.17.2 DBSD and EchoStar intend the Merger to constitute a plan of reorganization pursuant to Section 368(a)1(A) of the Internal Revenue Code of 1986, as amended, provided, however, that notwithstanding this statement of intent and the similar statement in the third Recital of this Agreement, DBSD has concluded that the Merger, and the transactions contemplated hereby, as currently structured and under existing tax law, will provide the tax treatment to DBSD and its shareholders desired by them, and that regardless of the actual tax outcome of the transactions, DBSD shall not raise such tax treatment as an impediment to the Merger.

    4.18 VALID ISSUANCE OF DBSD SHARES. The Outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable. All Outstanding Common Stock issued since August 3, 1987 has been issued in compliance with all applicable Federal and state securities laws. With respect to Outstanding Common Stock issued prior to August 3, 1987, nothing has come to the attention of DBSD which would lead it to believe that any such stock was issued in violation of any applicable Federal or state securities laws. The Option Shares issuable upon exercise of the DBSD Option have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the DBSD Option pursuant to Section 2.2 of the Purchase Agreement, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable Federal and state securities laws. Such DBSD Option Shares are not subject to any preemptive rights of any Person.

    4.19 BROKERAGES. DBSD has not engaged any broker or finder to render services in connection with this Agreement. No fee or other amount is payable by DBSD with respect to such type of services. A list of all brokers and finders DBSD has retained since August 3, 1987, together with a copy of each such agreement (or if oral a summary of all material terms thereof), is attached as
Schedule 4.19. With respect to any broker, finders' or similar contracts, regardless of when entered into, nothing has come to the attention of DBSD which would lead it to believe that any fee would be payable by DBSD at any time in the future in connection with any possible transaction unless, at the request of DBSD, any such broker or finder brings a Person to the attention of DBSD, with which Person DBSD ultimately consummates an agreement.

    4.20 DBS LICENSES. DBSD has been awarded by the FCC a conditional construction permit and specific orbital slot assignments with respect to eleven
(11) DBS frequencies located at 61.5 degrees West Longitude, and eleven (11) DBS frequencies located at 175 degrees West Longitude. Other than those filed by Dominion Video Services, Inc. ("DVS") and others as may be set forth in Schedule 4.20, there are no Challenges to the DBS Rights and DBSD reasonably believes that such Challenges will not be successful. As of the date hereof, DBSD is in full compliance with all FCC "due diligence" requirements (hereinafter, "DBSD Due Diligence") to the best of its knowledge.

    4.21 PENDING OR CONTEMPLATED TRANSACTIONS. DBSD is not a party to any agreement, express or implied, with any party, other than EchoStar, regarding a transaction involving the DBS Rights, or otherwise related to the transactions contemplated by this Agreement.

    4.22  SHAREHOLDER APPROVAL.  Pursuant  to applicable law, and the  Governing
Documents: (i) approval of the Merger by fifty percent (50%), plus one DBSD Share, of the total Outstanding Common Stock shall be sufficient to approve the Merger; and (ii) neither EchoStar nor Harley Radin (DBSD's Chairman) shall be prohibited from voting any of their DBSD Shares in favor of the Merger.

    4.23 BOARD APPROVAL. The Board of DBSD has voted to approve all of the transactions contemplated by this Agreement, including but not limited to the recommendation that DBSD's shareholders vote to approve the Merger, and that the DBSD Board shall recommend that DBSD's shareholders approve the Merger except in the circumstances specified in Section 6.8 below. DBSD shall not assert that an appraisal or valuation or either DBSD or EchoStar is required, or request any appraisal or valuation, in connection with Board approval of the Merger, the solicitation of its shareholders or otherwise, unless required by Federal or state securities laws.

    4.24 RELIANCE. In determining whether to enter into this Agreement and the transactions contemplated hereby, DBSD has not relied upon any representations or warranties or other information (whether oral or written) furnished by EchoStar other than as set forth in, or scheduled pursuant to, this Agreement or the Purchase Agreement.

    4.25 FULL DISCLOSURE. No representation or warranty made by DBSD in this Agreement, no certification furnished or to be furnished to EchoStar pursuant to this Agreement, and no document delivered by DBSD to EchoStar or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

    DBSD shall be  permitted to  amend any  Schedule provided  pursuant to  this
Article IV at any time to reflect action taken by DBSD as permitted by this Agreement or as necessary to reflect any subsequent Challenges in Schedule 4.20; provided that: (i) DBSD shall provide such revised Schedule to EchoStar within five (5) business days of the event which results in the necessity of an update; and (ii) this provision shall only apply prospectively (i.e., it shall not be construed as allowing DBSD to cure a representation or schedule which was false, incomplete or inaccurate at the time it was made or provided, through a subsequent amendment thereto).

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF ECHOSTAR AND DBSC

    EchoStar and DBSC hereby represent and warrant to DBSD as follows, which representations and warranties shall be deemed to have been made on the date hereof and as of the Effective Time of the Merger:

    5.1 ORGANIZATION. EchoStar and DBSC are each corporations duly organized, validly existing, and in good standing under the laws of the States of Nevada and Colorado, respectively, and have all requisite corporate power and authority to own their property and conduct the business in which each is engaged. Attached as Schedule 5.1.1 are true and complete copies of EchoStar's and DBSC's Articles of Incorporation and By-Laws as amended to the date hereof.

    5.2 CAPITALIZATION. All outstanding shares of EchoStar are validly issued, fully paid and non-assessable.

    5.3 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEMENT. The execution, delivery and performance of this Agreement is within the legal capacity and power of EchoStar and DBSC; have been duly authorized by all requisite corporate action on the part of EchoStar and DBSC; require the approval or consent of no persons, entities or agencies, other than such approval required from the FCC and as shown on Schedule 5.3.1 attached hereto, and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the Articles of Incorporation and By-Laws of EchoStar or DBSC or of any material agreement, obligation or commitment binding upon EchoStar (other than agreements as to which appropriate consents, if obtained, shall avoid any defaults, which consents have been, or will be, obtained). This Agreement is a legal, valid and binding obligation of EchoStar and DBSC enforceable against EchoStar and DBSC in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and subject to equitable principles limiting the availability of equitable remedies, and except insofar as the enforcement thereof may be limited by the rules, regulations or orders of the FCC.

    5.4 INAPPLICABILITY OF SPECIFIED STATUTES. EchoStar is not a "holding company," or a "subsidiary company" or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company controlled by or acting on behalf of an "investment company," required to be registered under the Investment Company Act of 1940, as amended.

    5.5 ISSUANCE OF SHARES. EchoStar has reserved for issuance the EchoStar Shares to be issued pursuant to this Agreement, and upon issuance in accordance with the terms hereof the EchoStar Shares will be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. Such EchoStar Shares are not subject to the preemptive rights of any Person.

    5.6 FULL DISCLOSURE. No representation or warranty made by EchoStar in this Agreement, no certification furnished or to be furnished by EchoStar or DBSD pursuant to this Agreement, and no document delivered by EchoStar to DBSD or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, as of the date made furnished or delivered.

    5.7 NO INDENTURE DEFAULTS. There are no defaults under the Indenture pursuant to which EchoStar issued its Senior Discount Notes dated May 31, 1994 (the "Indenture" and the "Senior Notes") which entitle the holders of the Senior Notes (the "Holders") to accelerate (as defined in the Indenture) the Senior Notes, or any default EchoStar has notified the Holders of, and which would entitle the Holders to declare a default and accelerate the Senior Notes (in either event "Entitle

Acceleration"). If the Senior Notes have been retired as of any date this representation is required to be made, EchoStar represents and warrants that if the Senior Notes were still outstanding there would be no defaults which Entitle Acceleration ("Deemed Acceleration").

    5.8 TAX REPRESENTATIONS. In addition to the representations and warranties contained in this Article V, EchoStar shall make the representations and warranties set forth in Schedule 5.8 attached hereto as of the date of this Agreement only, which representations and warranties shall be incorporated herein, and made a part hereof, by this reference.

    EchoStar  shall be permitted to amend any Schedule provided pursuant to this
Article V at any time to reflect action taken by EchoStar as permitted by this Agreement; provided that: (i) EchoStar shall provide such revised Schedule to DBSD within five (5) business days of the event which results in the necessity of an update; and (ii) this provision shall only apply prospectively (i.e., it shall not be construed as allowing EchoStar to cure a representation or schedule which was false, incomplete or inaccurate at the time it was made or provided, through a subsequent amendment thereto).

                                   ARTICLE VI

                               COVENANTS OF DBSD

    6.1 REGULAR COURSE OF BUSINESS. Through to the Effective Time of the Merger DBSD shall carry on its business diligently and in the ordinary course and use its best efforts to preserve its present business organization intact and preserve its present relationships with Persons having business dealings with it. DBSD shall not, and shall instruct its agents (including without limitation its directors, officers, attorneys, accountants and investment bankers) not to take any action which DBSD is prohibited from taking pursuant to this Agreement, or which could reasonably be expected to increase the liabilities or obligations, or decrease the rights, which EchoStar expects to obtain consistent with the terms of this Agreement.

    6.2 OUTSTANDING COMMON SHARES. Immediately prior to the Effective Time of the Merger, the Outstanding Common Stock shall not exceed the number set forth in Section 4.2 and Schedule 4.2 hereof, plus any Additional Equity Rights.

    6.3  DBSD ASSETS AND LIABILITIES.

          6.3.1 Through the Effective Time of the Merger, DBSD shall maintain the DBS Rights free and clear of all liens, charges, encumbrances, pledges, leases or any other restrictions which could limit in any way the uses which EchoStar can make of the DBS Rights (other than those limitations imposed by the FCC on all DBS licensees).

          6.3.2 Prior to the Effective Time of the Merger, DBSD shall satisfy in full each and every liability of DBSD, contingent, fixed, actual, accrued or otherwise (including, without limitation, all current and long term liabilities shown on the DBSD Financial Statements) (hereinafter referred to as the "DBSD Liabilities") which accrued subsequent to August 3, 1987 (other than the debt to TCI-K1, Inc. in the original principal amount of $500,000, which DBSD shall only be required to repay if such debt is then due and owing and then only to the extent of available cash or cash equivalents on hand on the day immediately preceding the Merger Closing Date), so that there shall exist absolutely no DBSD Liabilities at the Effective Time of the Merger other than Permitted Liabilities (to the extent that DBSD does not have cash and cash equivalents on hand adequate to pay such Permitted Liabilities).

          6.3.3 If DBSD fails to satisfy Section 6.3.2 above prior to Closing, then in addition to all other remedies available to EchoStar pursuant to this Agreement, EchoStar shall be entitled, to the extent necessary in order to satisfy all of the DBSD Liabilities in full, to adjust and amend the Share Value, or the Cash Value, as the case may be, as set forth in Section 2.4 of this Agreement.

    6.4 RESTRICTED ACTIVITIES AND TRANSACTIONS. Prior to the Effective Time of the Merger, DBSD shall not:

          6.4.1  amend its Certificate of Incorporation or By-Laws;

          6.4.2 issue, sell or deliver, or agree to issue, sell or deliver or grant, or declare any stock dividend or stock split with respect to, any DBSD Shares or any securities convertible into any such DBSD Shares or convertible into securities in turn so convertible, to any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, provided, however, nothing in this Subsection 6.4.2 shall prohibit DBSD from issuing DBSD Shares pursuant to any obligations, contingent or absolute, in existence on the date of this Agreement and disclosed in the DBSD Financial Statements and Schedule 4.2 to this Agreement ("Existing Equity Rights") or Additional Equity Rights as permitted elsewhere in this Agreement;

          6.4.3 sell, mortgage, pledge, lease or otherwise transfer or encumber (a "Transfer"), or grant or agree to grant any rights to Transfer, any of the DBSD Rights or any of its other material assets, property or rights, tangible or intangible;

          6.4.4 borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, absolute or contingent, other than Permitted Liabilities;

          6.4.5 acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of foregoing, or enter into any agreement providing for any of the foregoing;

          6.4.6 solicit, discuss, negotiate or enter into any agreement with any third party, or provide any information to any third party, with respect to any inquiry, proposal, offer or possible offer from a third party relating to:
(i) the purchase of DBSD Shares or the acquisition of any option, warrant or other right to purchase or otherwise acquire any such DBSD Shares or convertible securities; (ii) an exchange offer for any DBSD Shares; (iii) a purchase, lease or other acquisition of all or a substantial portion of the assets of DBSD; (iv) a merger, consolidation or other combination involving DBSD; (v) any transaction involving the DBS Rights; or (vi) any similar matter; provided, however, nothing in this Subsection 6.4.6 shall prohibit DBSD from continuing its discussions with foreign governments and foreign or domestic Persons regarding international applications for the DBS Rights and joint venture opportunities with respect thereto, provided that DBSD: (x) discloses all such discussions in existence on the date of this Agreement in Schedule 6.4.6 attached hereto; (y) notifies
EchoStar in writing regarding the substance and content of any further discussions; and (z) enters into no agreements, contracts, arrangements or commitments which limit in any respect the uses to which EchoStar can put the DBS Rights in the event the Merger is consummated, otherwise diminishes or restricts the benefits or rights EchoStar expects to obtain from the transactions contemplated by this Agreement, or exposes DBSD to any obligations or liabilities, contingent, absolute or otherwise. DBSD shall immediately notify EchoStar of any inquiries received with respect to any of matters set forth in clauses (i) through (vi) above.

          6.4.7 declare or pay any dividend with respect to DBSD Shares in cash, stock or property, or redeem, purchase (or otherwise acquire any DBSD Shares) or any options, warrants or other rights to purchase or to be issued DBSD Shares;

          6.4.8 enter into any contract (other than in the ordinary course of its business or as otherwise permitted by this Agreement), or any licensing arrangement;

          6.4.9 conduct no business other than: (i) exercising its rights as required by this Agreement; (ii) satisfying its obligation pursuant to its Satellite Contract, by and between DBSD and

Martin Marietta Corporation, dated March 12, 1990, as amended (the "Satellite Contract"), or necessary to maintain its DBS Rights; or (iii) otherwise necessary in the ordinary course of business; or

          6.4.10 except as set forth in Section 8.8, take any action or fail to take any action that could: (i) prevent any of its warranties and representations herein from being true in all material respects as of the Effective Time of the Merger; (ii) jeopardize the performance or fulfillment of any of its obligations or commitments under this Agreement; or (iii) reasonably be expected to have a material adverse effect on any of the benefits EchoStar may derive from the transactions contemplated by this Agreement or from its ownership of the DBSD Shares following the Effective Time of the Merger.

    6.5 NO DEFAULT OR VIOLATION. Prior to the Effective Time of the Merger, DBSD shall not: (i) violate, or commit a breach of or a default under, any contract, obligation or commitment to which it is a party or to which any of its assets may be subject (except to the extent clearly not material to DBSD's Business); or (ii) violate any applicable General Law or judgments binding upon DBSD (except to the extent clearly not material to DBSD's Business) or which would prevent the consummation of the transactions contemplated by this Agreement.

    6.6  REPORTS; TAXES, ETC.  Prior to the Effective Time of the Merger:

          6.6.1 DBSD shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with the Federal, state and local authorities; and

          6.6.2 DBSD shall: (i) promptly pay all Tax Liabilities indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties (except those Tax Liabilities which are currently being contested in good faith and with respect to which adequate provision for the payment thereof has been reserved and set aside by DBSD); and (ii) withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

    6.7 ADVICE OF CHANGES. DBSD shall promptly advise EchoStar orally and in writing of: (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of DBSD contained in this Agreement, if made on or as of the date of such event or the Merger Closing Date, untrue, inaccurate or incomplete in any material respect; and (ii) any material adverse change in the DBSD Financial Statements, working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent to otherwise), operating profits, business or prospects of DBSD not otherwise disclosed to EchoStar through permitted schedule updates to the Purchase Agreement.

    6.8 CONSENTS, APPROVALS AND FILINGS. DBSD shall use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for DBSD to perform its obligations hereunder. DBSD shall, as soon as practicable after the execution of this Agreement and the effectiveness of the Form S-4 registration statement referenced in Section 6.12 hereof, and within the time provided by DGCL, call a special meeting of its shareholders for the express purpose of voting upon this Agreement. DBSD shall fully coordinate with EchoStar the preparation and timing of distribution of those materials to its shareholders, including in those materials all materials requested to be included by EchoStar, and no other material other than a proxy and the Board recommendation described in this Section 6.8, provided that all such materials must be in compliance with all applicable Federal and state securities laws. The Board of DBSD shall recommend that the shareholders approve the Merger and DBSD shall use its best efforts to obtain that approval, unless at the time the materials are forwarded EchoStar is in material breach of this Agreement, which breach has not been cured following required notice and the expiration of all cure periods, or in the event of a Deemed Acceleration or a default under the Indenture which Entitles Acceleration.

    6.9 DBSD DUE DILIGENCE. From the date hereof through the Effective Time of the Merger, DBSD shall use its best efforts to comply with all DBSD Due Diligence requirements imposed by the FCC. Unless and until the FCC has approved a transfer of control of DBSD to EchoStar, nothing herein shall be construed as limiting the sole prerogative of DBSD's Board and management to file FCC applications and any responses to FCC inquiries.

    6.10 ACCESS TO RECORDS AND PROPERTIES. EchoStar may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of DBSD and make or cause to made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of DBSD. DBSD agrees to reasonably assist EchoStar in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, EchoStar and its employees, agents and representatives during regular business hours, in a manner that does not unreasonably interfere with the operation of the business of DBSD, full access to, and complete information concerning, all aspects of the businesses of DBSD, including its books, records (including tax returns filed or in preparation), FCC filings, contracts, projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency.

    6.11 BEST EFFORTS. DBSD shall use its best efforts to: (i) cause to be fulfilled and satisfied all of the conditions to the Merger Closing to be fulfilled and satisfied by it; (ii) cause to be performed all of the matters required of it at or prior to the Merger Closing; (iii) fully comply with all General Laws (except to the extent clearly not material to DBSD's Business) and DBSD Due Diligence; (iv) use its good faith best efforts to obtain approval of the Merger by DBSD's shareholders and the FCC at the earliest possible date; and
(v) cooperate with EchoStar, in all reasonable respects in order to comply in full with the spirit and intent of this Agreement. DBSD shall further take all steps as shall be necessary to the end that the transactions contemplated hereby shall be timely consummated; shall not commit or cause to be committed any act which would prohibit the consummation of the transactions contemplated by this Agreement; and shall not refrain or cause any Affiliate to refrain from taking any action necessary or appropriate in furtherance of the consummation of the transactions contemplated by this Agreement. DBSD shall use its best efforts to make all of its warranties and representations contained in this Agreement true and correct in all material respects as at the Merger Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Merger Closing.

    6.12  REGISTRATION STATEMENT, PROXY STATEMENT AND PROSPECTUS.

          6.12.1 EchoStar and DBSD shall prepare, and EchoStar file with the SEC as soon as is reasonably practicable after the date hereof a Form S-4 registration statement (the "S-4 Registration Statement") and a Proxy Statement and Prospectus and shall use their best efforts to have the S-4 Registration Statement declared effective by the Commission as promptly as practicable. The S-4 Registration Statement shall provide for the registration under the Securities Act of that number of EchoStar Shares which is sufficient to satisfy EchoStar's obligations to issue EchoStar Shares in the Merger. EchoStar and DBSD shall also take any action required to be taken under applicable law in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, in the case of EchoStar, all filings under applicable state blue sky or securities laws in connection with the issuance of the EchoStar Shares. EchoStar and DBSD shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section. DBSD and EchoStar shall cooperate in the preparation and filing of the S-4 Registration Statement, Proxy Statement and Prospectus and all information furnished for use therein by either party shall be reasonably satisfactory to the other; PROVIDED, HOWEVER, that neither party shall have any liability to the other or to any third party for any information contained therein which is furnished by the other party. The information provided and to be provided by DBSD and EchoStar, respectively, for use in the

Proxy Statement and Prospectus shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement and Prospectus not misleading as of the date of the Proxy Statement and Prospectus.

          6.12.2 Prior to the date of approval of the Merger by DBSD's shareholders, each of DBSD and EchoStar shall correct promptly any information provided by it to be used specifically in the Proxy Statement, Prospectus and S-4 Registration Statement that shall have become false or misleading in any material respect and EchoStar shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Prospectus or the S-4 Registration Statement and together with DBSD to cause the Prospectus as so corrected to be disseminated to the shareholders of DBSD, in each case to the extent required by applicable law. Without limiting the generality of the foregoing, EchoStar shall notify DBSD promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Prospectus and S-4 Registration Statement, or for additional information, and EchoStar shall supply DBSD with copies of all correspondence between EchoStar on the one hand, and the SEC on the other hand, with respect to the Prospectus and S-4 Registration Statement. If at any time prior to the DBSD shareholder meeting any event should occur relating to DBSD or EchoStar or their respective officers or directors which should be described in an amendment or supplement to the Prospectus and S-4 Registration Statement, the parties shall promptly inform each other. Whenever any event occurs which should be described in an amendment or a supplement to the Proxy Statement, Prospectus or S-4 Registration Statement, DBSD and EchoStar shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the SEC and mailing to DBSD's shareholders such amendment or supplement; PROVIDED, HOWEVER, that prior to such mailing (i) DBSD and EchoStar shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

                                  ARTICLE VII

                              COVENANT OF ECHOSTAR

    7.1 BEST EFFORTS. EchoStar shall: (i) cause to be fulfilled and satisfied all of the conditions to the Merger Closing to be fulfilled and satisfied by it;
(ii) cause to be performed all of the matters required of it at or prior to the Merger Closing; (iii) cooperate with DBSD in order to obtain FCC Approval at the earliest possible date; and (iv) cooperate with DBSD in all reasonable respects in order to comply in full with the spirit and intent of this Agreement. EchoStar shall further take all steps as shall be necessary to the end that the Merger and the transactions contemplated hereby shall be timely consummated; shall not commit or cause to be committed any act which would prohibit the consummation of the transactions contemplated by this Agreement (other than pursuing actions at the FCC with respect to applicants other than DBSD); and shall not refrain or cause any Subsidiary to refrain from taking any action necessary or appropriate in furtherance of the consummation of the transactions contemplated by this Agreement. Nothing herein or anywhere else in this Agreement shall be construed as obligating EchoStar to provide any additional funds or guarantees to DBSD or otherwise to finance DBSD's business. EchoStar shall use its best efforts to make all of its warranties and representations contained in this Agreement which are expressly deemed made as of the Effective Time of the Merger, true and correct in all material respects as at the Merger Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Merger Closing.

    7.2 CONSENTS, APPROVALS AND FILINGS. EchoStar shall use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for EchoStar to perform its obligations hereunder.

    7.3 ADVICE OF CHANGES. EchoStar shall promptly advise DBSD orally and in writing of: (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of EchoStar contained in this Agreement, which representation or warranty is expressly deemed made as of the Effective Time of the Merger, if made on or as of the date of such event or the Merger Closing Date, untrue, inaccurate or incomplete in any material respect; and (ii) any default under the Indenture which Entitles Acceleration or a Deemed Acceleration.

    7.4 RESTRICTED ACTIVITIES AND TRANSACTIONS. Prior to the Merger Closing, EchoStar shall not take any action or fail to take any action that: (i) will prevent any of its warranties and representations herein from being true in all material respects as of the Merger Closing; (ii) will jeopardize the performance or fulfillment of any of its obligations or commitments under this Agreement; or
(iii) could reasonably be expected to have a material adverse effect on any of the benefits DBSD may derive from the transactions contemplated by this Agreement following the Merger Closing (other than pursuing actions at the FCC with respect to applicants other than DBSD).

    7.5 NEGOTIATIONS WITH DBSD SHAREHOLDERS. Until such time as the Merger is approved by DBSD's shareholders, EchoStar shall not, and shall cause its officers, directors, employees, representatives and agents not to, directly or indirectly, negotiate with any shareholder of DBSD to purchase their DBSD Shares, provided, however, nothing contained in this Section 7.5 or elsewhere in this Agreement shall prohibit EchoStar from accepting a pledge of DBSD Shares from any DBSD shareholder as security for the repayment of obligations of such shareholder to EchoStar, provided that such pledge: (i) shall not limit the ability of such shareholder to vote their DBSD Shares without influence by EchoStar, unless and until an event of default occurs, and then only provided that any required FCC notifications and approvals have been obtained; and (ii) shall not occur until after the Merger Trigger Date. Any transfer of DBSD Shares following an event of default shall not be recognized as effective by DBSD unless and until any required FCC notifications and approvals have been obtained.

    7.6  ACCESS TO RECORDS AND PROPERTIES.

          7.6.1 DBSD may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of EchoStar and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of EchoStar, in order to aid in the preparation of materials for distribution to its shareholders to seek approval of the Merger. EchoStar agrees to reasonably assist DBSD in conducting such review and investigation and will provide and will cause its independent public accountants to provide, DBSD and its employees, agents and representatives reasonable access during regular business hours, in a manner that does not unreasonably interfere with the operation of the business of EchoStar, to, and complete information concerning, all aspects of the business of EchoStar, including its books, records (including tax returns filed or in preparation), projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (excluding any documents filed on a confidential basis) included in any report filed with a governmental agency.

          7.6.2 All materials provided to DBSD pursuant to Subsection 7.6.1 hereof shall be used by DBSD solely in connection with its due diligence examination of EchoStar and the preparation of materials necessary or required to seek shareholder approval of the Merger; provided, however, unless such materials or the contents thereof have been publicly disclosed to the SEC under the Securities Act or the Securities Exchange Act, such materials or the contents thereof shall not be disclosed to such shareholders in connection with a proxy solicitation or otherwise. Without limiting the generality of the foregoing, and notwithstanding any prior public disclosure with the SEC or otherwise, DBSD shall not provide to its shareholders, or any Person, any projections obtained from EchoStar, or materials based on projections obtained from EchoStar. The restrictions and prohibitions contained in this Subsection
7.6.2 are in addition to any confidentially agreements between the parties, whether contained in this Agreement or otherwise.

    7.7  REGISTRATION STATEMENT, PROXY STATEMENT AND JOINT PROSPECTUS.

          7.7.1 EchoStar and DBSD shall prepare, and EchoStar shall file with the SEC as soon as is reasonably practicable after the date hereof the S-4 Registration Statement and a Proxy Statement and Prospectus and shall use their best efforts to have the S-4 Registration Statement declared effective by the Commission as promptly as practicable. The S-4 Registration Statement shall provide for the registration under the Securities Act of that number of EchoStar Shares which is sufficient to satisfy EchoStar's obligations to issue EchoStar Shares in the Merger. EchoStar and DBSD shall also take any action required to be taken under applicable law in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, in the case of EchoStar all filings under applicable state blue sky or securities laws in connection with the issuance of the EchoStar Shares. EchoStar and DBSD shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section. DBSD and EchoStar shall cooperate in the preparation and filing of the S-4 Registration Statement, Proxy Statement and Prospectus and all information furnished for use therein by either party shall be reasonably satisfactory to the other; PROVIDED, HOWEVER, that neither party shall have any liability to the other or to any third party for any information contained therein which is furnished by the other party. The information provided and to be provided by DBSD and EchoStar, respectively, for use in the Proxy Statement and Prospectus shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement and Prospectus not misleading as of the date of the Proxy Statement and Prospectus.

          7.7.2 Prior to the date of approval of the Merger by DBSD's shareholders, each of DBSD and EchoStar shall correct promptly any information provided by it to be used specifically in the Proxy Statement, Prospectus and S-4 Registration Statement that shall have become false or misleading in any material respect and EchoStar shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Prospectus or the S-4 Registration Statement and together with DBSD to cause the Prospectus as so corrected to be disseminated to the shareholders of DBSD, in each case to the extent required by applicable law. Without limiting the generality of the foregoing, EchoStar shall notify DBSD promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Prospectus and S-4 Registration Statement, or for additional information, and EchoStar shall supply DBSD with copies of all correspondence between EchoStar on the one hand, and the SEC on the other hand, with respect to the Prospectus and S-4 Registration Statement. If at any time prior to the DBSD shareholder meeting any event should occur relating to DBSD or EchoStar or their respective officers or directors which should be described in an amendment or supplement to the Prospectus and S-4 Registration Statement, the parties shall promptly inform each other. Whenever any event occurs which should be described in an amendment or a supplement to the Proxy Statement, Prospectus or S-4 Registration Statement, DBSD and EchoStar shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the SEC and mailing to DBSD's shareholders such amendment or supplement; PROVIDED, HOWEVER, that, prior to such mailing, (i) DBSD and EchoStar shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

    7.8 REPORTS. Subsequent to consummation of the Merger, EchoStar shall provide to the former DBSD shareholders such periodic reports as it furnishes to the other shareholders of EchoStar generally, for as long as they remain EchoStar shareholders.

                                  ARTICLE VIII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                              OF ECHOSTAR AND DBSC

    The obligations of EchoStar and DBSC under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them in the manner contemplated by Section 12.2 hereof, on or before the Merger Closing Date, of the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of DBSD contained in this Agreement, and of DBSD and Radin contained in Section 4.3 of the Stock Purchase Agreement between EchoStar, DBSD and Radin dated November 15, 1994 (the "Purchase Agreement"), shall be in all material respects true and accurate as of the date when made and, except as to representations and warranties (consisting solely of representations and warranties regarding the DBSD Financial Statements and as to Additional Equity Rights), which are expressly limited to a state of facts existing at a time prior to the Merger Date, shall be in all material respects true and accurate at and as of the Merger Closing Date as if made on the Merger Closing Date.

    8.2 PERFORMANCE OF COVENANTS. DBSD shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Merger Closing Date.

    8.3  NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION.

          8.3.1. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or materially adversely affect EchoStar's ownership of DBSD; no suit, action, investigation, inquiry or proceeding by any governmental body or other Person or entity shall be pending or threatened against EchoStar, DBSC or DBSD which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise materially adversely affect EchoStar's ownership of DBSD; and no written advice shall have been received by EchoStar, DBSC, DBSD or their respective counsel from any governmental body, which remains in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect EchoStar's ownership of DBSD as contemplated by this Agreement.

          8.3.2 In addition to the conditions to the Merger Closing set forth in Subsection 8.3.1 hereof, EchoStar shall have received no oral or written notice from the FCC that consummation of the transactions contemplated hereby could reasonably be expected to result in a loss of any of EchoStar's DBS licenses or rights, or the DBS Rights (an "Adverse Notice"); provided, however, that in the event that any such Adverse Notice by the FCC is orally provided to EchoStar the condition to the Merger Closing set forth in this Subsection 8.3.2 shall not be satisfied until the FCC confirms the Adverse Notice to counsel to DBSD.

    8.4  APPROVALS AND CONSENTS.

          8.4.1 The transfer of control of DBSD, resulting from the transactions contemplated by this Agreement, shall have received the approval and consent of the FCC as required by applicable rules and regulations of the FCC ("FCC Approval") in a "Final Order". For the purposes of this Agreement, "Final Order" means an action or decision as to which: (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (iii) the FCC or other regulatory agency does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed; and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

          8.4.2 The approval of shareholders of DBSD to the Merger, and all approvals of applications to public authorities, Federal, state, or local, if any, and all consents or approvals of any nongovernmental Persons, the granting of which is necessary for the consummation of the Merger or for preventing the termination or material breach of any right, privilege, license or agreement of EchoStar of DBSD which is material to the business of EchoStar or DBSD, or for preventing any material loss or disadvantage to EchoStar or DBSD, by reason of the Merger, shall have been obtained; and no such consents or approvals shall have imposed a condition to such consent or approval which in the reasonable opinion of EchoStar is unduly burdensome to the consolidated financial condition or operations of EchoStar or to DBSD's business.

    8.5   OPINIONS OF  COUNSEL.   EchoStar  shall have  received an  opinion  of
Sullivan & Worcester, counsel to DBSD, dated the Merger Closing Date and addressed to EchoStar, in substantially the form and substance set forth in
Schedule 8.5 attached hereto.

    8.6 CERTIFICATES. DBSD shall have furnished EchoStar with a certificate of DBSD in form and substance satisfactory to EchoStar, signed by DBSD's President, to the effect that DBSD's representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Merger Closing Date as though such representations and warranties were made at such time (except as contemplated in Section 8.1 hereof) and that DBSD has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with or by it prior to or on the Merger Closing Date.

    8.7   RESIGNATIONS.   DBSD shall  have received  resignations (in  form  and
substance satisfactory to EchoStar) for each of its directors and officers, in each case effective as of the Effective Time of the Merger.

    8.8 ADVERSE CHANGES. DBSD shall have experienced no material adverse change in its business, business prospects or financial condition between the date of this Agreement and the consummation of the Merger other than such change as is unrelated to events arising prior to the Merger Trigger Date, and: (i) is the direct or indirect result of action within the control of DBSD which DBSD takes or fails to take; and (ii) is contrary to a reasonable alternative course of action which, following reasonable prior written notice of the change, EchoStar suggested that DBSD pursue.

    8.9 DBS RIGHTS. The DBS Rights shall continue to be held by DBSD free and clear of any Challenges, mortgages, pledges, leases, or other encumbrances, absolute or contingent which could limit in any way the uses which EchoStar can make of the DBS Rights (other than those limitations imposed by the FCC on all DBS licensees), except as limited by Section 8.8 above.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF DBSD

    The obligations of DBSD under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by it in the manner contemplated by Section 12.2 hereof, on or before the Merger Closing Date of the following conditions:

    9.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of EchoStar contained in this Agreement shall be in all material respects true and accurate as of the date when made, and the representations and warranties which are expressly deemed made as of the Effective Time of the Merger shall be in all material respects true and accurate at and as of the Merger Closing Date as if made on the Merger Closing Date.

    9.2 PERFORMANCE OF COVENANTS. EchoStar and DBSC shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with or by it prior to or on the Merger Closing Date.

    9.3   NO GOVERNMENTAL  OR OTHER PROCEEDING  OR LITIGATION.   No order of any
court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby.

    9.4   APPROVALS AND CONSENTS.   The approval of  the shareholders of DBSD to
the Merger.

    9.5 OPINION OF COUNSEL. DBSD shall have received an opinion of David K. Moskowitz, Esquire, counsel for EchoStar, dated the Merger Closing Date and addressed to DBSD, in the form and substance set forth in Schedule 9.5 attached hereto.

    9.6 CERTIFICATES. EchoStar shall have furnished DBSD with a certificate of EchoStar in form and substance satisfactory to DBSD, signed by its President or Executive Vice President, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Merger Closing Date as though such representations and warranties were made at such time and that it has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or on the Merger Closing Date.

                                   ARTICLE X

                             CLOSING; CLOSING DATE

    Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to a provisions of Article XI hereof, a closing (the "Merger Closing") will be held on a date mutually acceptable to EchoStar and DBSD as soon as practicable after the Effective Time of the Merger, at the offices of EchoStar Communications Corporation commencing at 10:00 a.m. At such time and place, the documents referred to in Articles VIII and IX hereof shall be exchanged by the parties and, immediately thereafter, the Certificate of Merger and the Articles of Merger shall be filed by DBSC and DBSD with the Secretaries of State of the States of Delaware and Colorado; provided, however, that if any of the conditions provided for in Articles VIII and IX hereof shall not have been met or waived by the date on which the Merger Closing is otherwise scheduled, then, subject to Section 11.1.3 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled (provided that such party is acting in good faith) to postpone the Merger Closing for a reasonable period of time by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Merger Closing occurs is hereinafter referred to as the "Merger Closing Date."

                                   ARTICLE XI

                                  TERMINATION

    11.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the Board of Directors or shareholders of DBSD, EchoStar or DBSC:

          11.1.1 by the mutual consent of the Boards of Directors of EchoStar, DBSC and DBSD; or

          11.1.2 by EchoStar or DBSC if there has been a material misrepresentation or material breach on the part of DBSD in the representations, warranties or covenants of DBSD set forth herein or in the Purchase Agreement, or if there has been any material failure on the part of DBSD to comply with its obligations hereunder or in the Purchase Agreement, or by DBSD if there has been a material misrepresentation or material breach on the part of EchoStar or DBSC in the representations, warranties or covenants of EchoStar or DBSC set forth herein or in the Purchase Agreement, or if there has been any material failure on the part of EchoStar or DBSC to comply with their obligations hereunder or in the Purchase Agreement; in either event only if the other party does not materially cure such breach within five (5) business days following written notice from the non-breaching party.

          11.1.3 by EchoStar if the FCC notifies EchoStar at any time that consummation of the transactions contemplated hereby could reasonably be expected to result in loss of any of EchoStar's DBS licenses or rights, or the DBS Rights. In the event that any such notification is provided orally, Echostar shall only be permitted to rely on this provision to terminate if the FCC confirms those comments to counsel for DBSD.

          11.1.4 by EchoStar if all the conditions set forth in Article VIII, or by DBSD if all of the conditions set forth in Article IX, are not satisfied by December 31, 1997.

          11.1.5  by EchoStar as provided in Section 2.4 herein.

    11.2  TERMINATION PROCEDURES.  The power of termination provided for by this
Article XI may be exercised for EchoStar, DBSC or DBSD only by its respective Board of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its President or other duly authorized officer, shall have been given to the other.

    11.3 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with this Article XI then the Merger shall be abandoned without further action by DBSD, EchoStar or DBSC, and their officers shall not file the Certificate of Merger or the Articles of Merger with the Secretaries of State of the states of Delaware and Colorado. Nothing in this Article XI shall relieve any party to this Agreement of liability for breach of this Agreement.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

    12.1  AMENDMENT AND MODIFICATION.

          12.1.1 To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of DBSD and EchoStar, and the respective Boards of Directors of EchoStar and DBSD, or by their respective officers duly authorized by such Board of Directors, by an appropriate written instrument executed at any time prior to the Merger Closing.

          12.1.2 In the event that the inclusion herein of any provision of this Agreement would cause EchoStar or DBSD to be in violation of any FCC rule or regulation, or any other applicable law, or would cause a loss of, or materially adversely affect EchoStar's DBS licenses or rights, or the DBS Rights, those provisions shall be deemed automatically rewritten, without any further action by the parties hereto, to the minimum extent required in order to permit their intent to be carried out as best as is possible without so violating FCC rules or regulations or causing the loss or material adverse affect. The parties agree to promptly use their best efforts to reflect in writing any modification or amendment to this Agreement that may be required in order to carry out the intentions of this Subsection 12.1.2.

    12.2 WAIVER OF COMPLIANCE. To the fullest extent permitted by law, each of EchoStar, DBSC and DBSD may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with any of the covenants in this Agreement.

    12.3 ENFORCEMENT REMEDIES. If a party (the "Defaulting Party") materially breaches any obligation or covenant made in this Agreement, or fails to fulfill any condition, or if any representation or warranty made by or on behalf of the Defaulting Party in this Agreement or in any certificate or other instrument delivered under or pursuant to any term hereof shall be untrue or incorrect in any material respect as of the date of this Agreement or as of the date it was made, furnished or delivered, the nondefaulting party (the "Nondefaulting Party") may proceed to protect and enforce its rights by suit in equity or action at law. The parties acknowledge that the representations, covenants, agreements and obligations hereunder are unique and that, in the event of breach of such, remedies at law would be inadequate, it would be difficult to determine the amount of damages resulting therefrom, and such breach would cause irreparable injury to the Nondefaulting Party. The Nondefaulting Party shall be entitled, in addition to any other legal or equitable right, to the remedy of specific performance of any term contained in this Agreement, or to a preliminary or permanent injunction against the breach of any such term or in aid of the exercise of any power or right granted in this Agreement, or any combination thereof. Except as provided above, none of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or hereafter available at law, in equity, by statute or otherwise.


    12.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representation and warranty of EchoStar that the information contained in its S-4 registration statement to be filed with the SEC in connection with the Merger complied with all SEC rules when declared effective, shall survive the Merger Closing.


    12.5 NO THIRD PARTY RIGHTS. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall they be construed, to confer upon or give any Person, firm or corporation (other than EchoStar, DBSC and DBSD, and their respective security holders), any rights or remedies under or by reason of this Agreement.

    12.6 CONFIDENTIALITY. EchoStar and DBSD shall honor the confidentiality agreements previously delivered by each such party to the other with respect to matters pertaining to the transactions contemplated by this Agreement. In addition to the terms of such agreements, this Agreement, the negotiations leading to it, together with all terms and conditions of each, and all information disclosed in the course of either party's due diligence investigation (collectively, the "Negotiations"), shall be kept and treated as strictly confidential, unless and until one week prior to the date that the parties intend to file for FCC Approval of the Merger, or the parties sooner agree that confidentially is no longer desired with respect to all or certain portions of the Negotiations. Notwithstanding anything above to the contrary, the parties shall have the right to disclose the fact of the existence of this Agreement and the transactions contemplated hereby, together with the minimum amount of other information deemed necessary by securities or other regulatory counsel to either party, if such securities or other regulatory counsel in good faith determines that public disclosure of the information is necessary under Federal or state securities or other laws applicable to such party. Disclosure of such information shall be coordinated in advance with the other party. Any such disclosure shall not permit the disclosing party to issue any press release or otherwise discuss or further disseminate the information contained in the securities or other regulatory filing in any manner. Additionally, EchoStar shall be permitted to disclose the Negotiations to DirectSat, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and to potential strategic investors in EchoStar, provided that DirectSat, DLJ and such other investors agree to maintain the confidentiality of the Negotiations pursuant to a standard confidentiality agreement.

    12.7 EXPENSES. Each party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby.

    12.8 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage paid, or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

          (a)  If to DBSD:

               Harley W. Radin, Chairman and Chief Executive Officer
             Direct Broadcasting Satellite Corporation
             4401-A Connecticut Avenue, N.W., Suite 400
             Washington, D.C. 20008

               Fax No. (202) 364-2288

               with a copy to:

               William L. Fishman
             Sullivan & Worcester
             1025 Connecticut Ave., N.W.
             Washington, D.C. 20036

               Fax No. (202) 293-2275

or to such other Person as DBSD shall designate in writing, such writing to be delivered to EchoStar in the manner provided in this Section 12.8; and

          (b)  if to EchoStar:

               Charles Ergen
             President and Chief Executive Officer
             EchoStar Communications Corporation
             90 Inverness Circle East
             Englewood, CO 80112

               Fax No. 303-799-6222

               with a copy to:

               David K. Moskowitz, Esquire
             Vice President and General Counsel
             EchoStar Communications Corporation
             90 Inverness Circle East
             Englewood, Colorado 80112

               Fax No. 303-799-0354

or to such other Person as EchoStar shall designate in writing to be delivered to DBSD in the manner provided in this Section 12.8.

    12.9 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that EchoStar or DBSC may assign this Agreement and its rights, interests and obligations hereunder to a Subsidiary without the consent of DBSD provided that EchoStar remains liable for each of its assigned obligations hereunder in the event such assignee fails to perform such obligations.

    12.10.  GOVERNING LAWS AND EXCLUSIVE JURISDICTION.

          12.10.1 This Agreement and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to its conflict of law provisions.

          12.10.2 Any and all disputes arising out of or in connection with the interpretation, performance or the nonperformance of this Agreement or any and all disputes arising out of or in connection with transaction in any way related to this Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the District of Colorado. The parties consent to the in personam jurisdiction of such court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. Section 1404 or 1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction of such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado.

    12.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.12 HEADINGS AND REFERENCES. The headings of the Sections, Subsections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections, Subsection and Articles are to Sections, Subsections and Articles of this Agreement, unless otherwise indicated.

    12.13 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and thereto and the documents referred to herein and therein, all of which form a part hereof), together with the confidentiality agreements delivered by EchoStar and DBSD to each other, contain the entire understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

    12.14 FURTHER ASSURANCES. Each party shall, at and from time to time after the Merger Trigger Date, upon request of the other party, and without any further consideration, execute and deliver any additional instruments or documents to such party as that party may reasonably request, and take such other actions as may be reasonably requested from time to time by the other party hereto, as is necessary in order to carry out, evidence and confirm the intent of the parties in connection with the transactions contemplated by this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                          ECHOSTAR COMMUNICATIONS CORPORATION


                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------

                                                  Charlie Ergen, President


                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION

                                          By:          /s/  HARLEY RADIN

                                             -----------------------------------
                                                   Harley Radin, Chairman

                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION


                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------

                                                  Charlie Ergen, President